                                                                Exhibit 99.1
                                                           Media Relations Department
                                                           P.O.  Box 1734, Atlanta, Georgia 30301
                                                           Telephone (404) 676-2121

   FOR IMMEDIATE RELEASE
Contact:                                INVESTORS:                                Ann Taylor
   (404) 676-5383

MEDIA:                      Dana Bolden
(404) 676-3774
THE COCA-COLA COMPANY COMMENTS ON MINI-TENDER BY
K&N VALUE SELECT CORPORATION

K&N’s unsolicited mini-tender represents less than 5% of Coca-Cola’s shares

ATLANTA, Nov. 15, 2007 -- The Coca-Cola Company said today that it has learned of an unsolicited mini-tender offer by K&N Value Select Corp. to purchase up to 100 million shares of Coca-Cola's common stock, representing less than 5 percent of the shares of common stock outstanding. According to information published on its website, K&N is an investment holding company based in Switzerland. K&N purports to offer four shares of its stock in exchange for each five shares of Coca-Cola common stock tendered.

The Coca-Cola Company is in no way associated with K&N, its mini-tender or any offering documentation K&N may use in connection with its offer. The Coca-Cola Company understands that K&N's offer provides that shares cannot be withdrawn once they are tendered pursuant to the offer. The Coca-Cola Company urges shareholders to carefully consider this purported offer, consult with their broker or financial adviser and to exercise extreme caution before surrendering their shares. Among other factors, The Coca-Cola Company urges its shareholders to consider the value of the offered shares relative to the value of Coca-Cola shares, the liquidity and depth of the market for the offered shares, the quality and quantity of information available concerning K&N, its control persons and its business plans, and the personal tax consequences to shareholders participating in the exchange offer. In light of the limited publicly available information concerning K&N and the exchange offer, The Coca-Cola Company is unable to take a position regarding a recommendation to its shareholders on accepting or rejecting the offer.

Mini-tender offers, such as this one, avoid many of the investor protections afforded larger tender offers, including the filing of disclosure and other tender offer documents with the Securities and Exchange Commission (SEC) and other procedures mandated by the U.S. securities laws. In addition, K&N apparently has not registered under the Securities Act of 1933 the securities offered in exchange for Coca-Cola shares. Accordingly, shareholders who receive K&N shares in exchange for their Coca-Cola shares will not have the investor protections that accompany registration under the Securities Act.

The SEC has issued an investor advisory regarding mini-tender offers, noting that they "have been increasingly used to catch investors off guard" so that they will "surrender their shares without investigating the offer." The SEC advisory may be found on the SEC website, at www.sec.gov/investor/pubs/minitend.htm.

The Coca-Cola Company is the world's largest beverage company.  Along with Coca-Cola®, recognized as the world's most valuable brand, the Company markets four of the world's top five nonalcoholic sparkling brands, including Diet Coke®, Fanta® and Sprite®, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks.  Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1.4 billion servings each day.  For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

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